Exhibit 10.56

SINOTECH ENERGY LIMITED

FORM OF DIRECTOR AGREEMENT FOR INDEPENDENT DIRECTORS

This Agreement is made and entered into as of  October 10, 2010, by and between SinoTech Energy Limited, a limited liability company incorporated in the Cayman Islands (the “SinoTech”), and Jing Liu, a citizen of People’s Republic of China (Passport Number:                           ) (“Director”), and shall become effective on the Effective Date as defined in this Agreement.

1.             SERVICES

1.1.         Board of Directors.  For the term of this Agreement, Director shall serve as a member of SinoTech’s board of directors (the “Board”).  The Board shall consist of the Director and such other members as are or may be nominated and elected pursuant to the then-current memorandum and articles of association of SinoTech (the “Articles”).

1.2.         Director Services.  Director’s services to SinoTech hereunder shall include service on the Board to manage the business of the Company in accordance with applicable law and the Articles, and such other services mutually agreed to by Director and SinoTech (the “Director Services”).

2.             COMPENSATION

2.1.         Expense Reimbursement.  SinoTech shall reimburse Director for all reasonable travel and other out-of-pocket expenses incurred in connection with the Director Services rendered by Director.

2.2.         Annual Retainer.  SinoTech agrees to pay Director an annual retainer of US$20,000 (the “Annual Retainer”), payable in equal installments quarterly. In the event Director ceases to serve on the Board, Director shall be entitled to the pro rata portion of the Annual Retainer for the number of months he or she has served on the Board in a given year.

2.3.         Equity Compensation.  SinoTech agrees to grant Director the options to acquire certain number of common shares of SinoTech (“Pre-IPO Options”) on the date (“Grant Date”) under the Company’s [Share Incentive Plan] and in accordance with the following terms:

Number of Shares	US$60,000/IPO Price

Exercise Price	IPO Price

Vesting Schedule	60% of the Pre-IPO Options: 1 year from the Grant Date 20% of the Pre-IPO Options: 2 years from the Grant Date 20% of the Pre-IPO Options: 3 years from the Grant Date

3.             DUTIES OF DIRECTOR

3.1.         Fiduciary Duties.  In fulfilling her responsibilities as a director of SinoTech, Director shall be charged with the fiduciary duties to SinoTech and all of its shareholders.  Director shall be attentive and inform himself of all material facts regarding a decision before taking action.  In addition, Director’s actions shall be motivated solely by the best interests of SinoTech and its shareholders or as otherwise required by applicable Cayman Islands law.

3.2.         Confidentiality.

3.2.1.      Confidential Information.  During the term of this Agreement, and for a period of [one (1)] year after the Expiration Date, or, if the Agreement is terminated pursuant to Section 5.2, for a period of [one (1) year] following the Termination Date, Director shall maintain in strict confidence all information he or she has or shall have access to which SinoTech has designated as “confidential” or which is, by its nature confidential, relating to SinoTech’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of Director, (ii) is required to be disclosed by applicable law or a valid order by a court or other governmental body or (iii) is independently learned by Director outside of this relationship (“Confidential Information”).

3.3.         Nondisclosure and Nonuse Obligations.  Director will use the Confidential Information solely to perform the Director Services for the benefit of SinoTech.  Director will treat all Confidential Information with the same degree of care as Director accords to Director’s own confidential information, and Director will use its best efforts to protect the Confidential Information.  Director will not use the Confidential Information for his own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement.  Director will immediately give notice to SinoTech of any unauthorized use or disclosure by or through him or her, or of which he or she becomes aware, of the Confidential Information.  Director agrees to assist SinoTech in remedying any such unauthorized use or disclosure of the Confidential Information.

3.4.         Return of SinoTech Property.  All materials furnished to Director by SinoTech, whether delivered to Director by SinoTech or made by Director in the performance of Director Services under this Agreement (“SinoTech Property”) are the sole and exclusive property of SinoTech.  Director agrees to promptly deliver the original and any copies of SinoTech Property to SinoTech at any time upon SinoTech’s request.  Upon expiration of this Agreement or termination of this Agreement by either party for any reason, Director agrees to promptly deliver to SinoTech or destroy, at SinoTech’s option, the original and any copies of SinoTech Property.  Director agrees to certify in writing that Director has so returned or destroyed all such SinoTech Property.

4.             REPRESENTATIONS AND NEGATIVE COVENANTS OF DIRECTOR

4.1.         No Conflict of Interest.  During the term of this Agreement, and for a period of [one (1) year] after the Expiration Date, or, if the Agreement is terminated pursuant to Section

5.2, for a period of [one (1) year] following the Termination Date, Director shall not be employed by, or directly or indirectly own, manage, control or participate in the ownership, management, operation or control of any business entity that is competitive with SinoTech or otherwise undertake any obligation inconsistent with the terms hereof, provided that Director may continue Director’s current affiliation or other current relationships with the entity or entities described on Exhibit A (all of which entities are referred to collectively as “Current Affiliations”).  This Agreement is subject to the current terms and agreements governing Director’s relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Director’s obligations to Current Affiliations.  Director represents that nothing in this Agreement conflicts with Director’s obligations to Current Affiliations.  A business entity shall be deemed to be “competitive with SinoTech” for purpose of this Article 4 only if and to the extent it engages in the business substantially similar to SinoTech’s business in the provision of EOR services by using the molecular deposition film and lateral hydraulic drilling technologies.

4.2.         Noninterference with Business.  During the term of this Agreement, and for a period of [one (1) year] after the Expiration Date, or, if the Agreement is terminated pursuant to Section 5.2, for a period of [one (1)] year following the Termination Date, Director agrees not to interfere with the business of SinoTech in any manner.  By way of example and not of limitation, Director agrees not to solicit or induce any employee, independent contractor, customer or supplier of SinoTech to terminate or breach his or her employment, contractual or other relationship with SinoTech.

5.             TERM AND TERMINATION

5.1.         Term.  This Agreement shall become effective immediately upon the closing of SinoTech’s initial public offering of its Ordinary Shares, par value US$0.0001 per share (“Ordinary Shares”) in the form of American depositary shares on the NASDAQ Global Market (the “Effective Date”) and have a term of [three(3) years] from the Effective Date , or until terminated in accordance with Section 5.2 hereof.

5.2.         Termination.  Either SinoTech or Director may terminate this Agreement at any time upon three (3) months prior written notice to the other party, or such shorter period as the parties may agree upon (the “Termination Date”).

5.3.         Survival.  The rights and obligations contained in Articles 3 and 4 will survive any termination or expiration of this Agreement.

6.             MISCELLANEOUS

6.1.         Assignment.  Except as expressly permitted by this Agreement, neither party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party.  Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.2.         No Waiver.  The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

6.3.         Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

If to SinoTech:	3/F, No. 19 Ronghua South Road Beijing Economic-Technological Development Area, Beijing, 100176, People’s Republic of China

If to Director:	[insert address]

6.4.         Governing Law.  This Agreement shall be governed in all respects by the laws of the Hong Kong Special Administrative Region.

6.5.         Severability.  Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

6.6.         Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter.  The terms of this Agreement will govern all Director Services undertaken by Director for SinoTech.

6.7.         Amendments.  This Agreement may only be amended, modified or changed by an agreement signed by SinoTech and Director.  The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

6.8.         Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:	SINOTECH ENERGY LIMITED

	By:	/s/ Qingzeng Liu

	Name:	Qingzeng Liu

Title:

Director: Jing Liu

/s/ Jing Liu

EXHIBIT A

Director’s Current Affiliations